Exhibit (j)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder Total Return Fund (one of the series comprising Scudder Total Return Fund Series) in the Asset Allocation II Prospectus and Asset Allocation II - Class I Supplement to the Prospectus, and "Independent Auditors and Reports to Shareholders" and "Financial Statements" in the Scudder Total Return Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 62 to the Registration Statement (Form N-1A, No. 2-21789) of our report dated December 22, 2003 on the financial statements and financial highlights of Scudder Total Return Fund included in the Fund Annual Report dated October 31, 2003.




/s/Ernst & Young

Boston, Massachusetts
February 23, 2004